EX-99.14.a

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-14 of the First Investors Tax Exempt Funds and to the use of our report dated February 26, 2019  on the financial statements and financial highlights of the First Investors Tax Exempt Income Fund, First Investors Tax Exempt Opportunities Fund, First Investors California Tax Exempt Fund, First Investors New Jersey Tax Exempt Fund, First Investors New York Tax Exempt Fund, and First Investors Oregon Tax Exempt Fund, each a series of the First Investors Tax Exempt Funds.  Such financial statements and financial highlights appear in the 2018 Annual Report to Shareholders which are incorporated by reference into the Proxy Statement, Prospectus and Statement of Additional Information on Form N-14

TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
June 14, 2019